UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13D
                               (Amendment No. 8) *

                    Under the Securities Exchange Act of 1934



             Meritage Hospitality Group Inc., a Michigan corporation
--------------------------------------------------------------------------------
                                (Name of issuer)



                          Common Shares, $.01 par value
--------------------------------------------------------------------------------
                         (Title of class of securities)



                                   59000K 10 1
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                                 (CUSIP number)



                              Christopher B. Hewett
                                    President
                             Meritage Capital Corp.
                        40 Pearl Street, N.W., Suite 900
                          Grand Rapids, Michigan 49503
                                 (616) 776-2600
--------------------------------------------------------------------------------
           (Name, address and telephone number of person authorized to receive notices and communications)



                                JANUARY 30, 1998
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b) (3) or (4), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                                Page 1 of 5 Pages

CUSIP NO.  59000K 10 1            SCHEDULE 13D                 Page 2 of 5 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Meritage Capital Corp.
    65 - 0457574
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]
                                                                       (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS


--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO TIME 2(d) OR 2(e)                                                  [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Florida
--------------------------------------------------------------------------------
                           7   SOLE VOTING POWER

                                 -0-
  NUMBER OF                -----------------------------------------------------
   SHARES                  8  SHARED VOTING POWER
 BENEFICIALLY
 OWNED BY EACH                  1,551,300
 REPORTING                 -----------------------------------------------------
 PERSON WITH               9  SOLE DISPOSITIVE POWER

                                 -0-
                           -----------------------------------------------------
                          10  SHARED DISPOSITIVE POWER

                                1,551,300
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,551,300
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                         [ ]

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     31.1%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON

    CO
--------------------------------------------------------------------------------

CUSIP NO.  59000K 10 1            SCHEDULE 13D                 Page 2 of 5 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Christopher B. Hewett

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]
                                                                       (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS


--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO TIME 2(d) OR 2(e)                                                  [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America
--------------------------------------------------------------------------------
                           7   SOLE VOTING POWER

                                72,329
  NUMBER OF                -----------------------------------------------------
   SHARES                  8  SHARED VOTING POWER
 BENEFICIALLY
 OWNED BY EACH                  1,551,300
 REPORTING                 -----------------------------------------------------
 PERSON WITH               9  SOLE DISPOSITIVE POWER

                                 72,329
                           -----------------------------------------------------
                          10  SHARED DISPOSITIVE POWER

                                 1,551,300
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,623,629
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                         [ ]

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     32.1%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------

CUSIP NO.  59000K 10 1            SCHEDULE 13D                 Page 2 of 5 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Robert E. Schermer, Jr.

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]
                                                                       (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS


--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO TIME 2(d) OR 2(e)                                                  [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America
--------------------------------------------------------------------------------
                           7   SOLE VOTING POWER

                                 48,972
  NUMBER OF                -----------------------------------------------------
   SHARES                  8  SHARED VOTING POWER
 BENEFICIALLY
 OWNED BY EACH                    -0-
 REPORTING                 -----------------------------------------------------
 PERSON WITH               9  SOLE DISPOSITIVE POWER

                                  48,972
                           -----------------------------------------------------
                          10  SHARED DISPOSITIVE POWER

                                   -0-
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    48,972
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                         [ ]

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.97%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------

This Schedule 13D as previously filed is amended in Item 5 by adding the material below.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

     (a) See pages 2, 3 and 4, nos. 11 and 13.

     (b)  See pages 2, 3 and 4, nos. 7-10.

     (c) On January 30, 1998, the Issuer acquired the remaining 46% of the Wendy's of West Michigan Limited Partnership in exchange for 1,772,359 of the Issuer's Common Shares. In connection with this transaction, ownership in the Issuer decreased as follows: Meritage Capital Corp. - 31.1%; Mr. Hewett - 32.1%; and Mr. Schermer - 0.97%.

     (d)  None.

     (e)  Not applicable.


                                   SIGNATURES

     After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated:  February 4, 1997                   MERITAGE CAPITAL CORP.


                                           By: /s/ Christopher B. Hewett
                                               ------------------------------
                                               Christopher B. Hewett
                                               President


                                            /s/ Christopher B. Hewett
                                            ---------------------------------
                                            Christopher B. Hewett
                                            Individually


                                            /s/ Robert E. Schermer, Jr.
                                            ---------------------------------
                                            Robert E. Schermer, Jr.
                                            Individually





                                Page 5 of 5 Pages